Cummins Inc.

Deposit Share Program

Effective Date: February 12, 2024

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Cummins Inc.
Deposit Share Program
1.    Purposes
The purpose of the Program is to galvanize key members of the Company’s executive team to lead the Company through its long-term strategic transformation and encourage them to augment their investment in the Company by offering them an opportunity to invest in the Company’s common stock on favorable terms. The Program supersedes and replaces in its entirety the earlier Deposit Share Program that was approved effective February 13, 2023.
2.    Definitions
Capitalized terms used in this Plan have the following meanings:
2.1    Award Letter means the document notifying the Participant of his or her participation in the Program along with specific terms related to such participation.
2.2    Acquisition Period means the period during which the Participant may acquire shares pursuant to the Program. The Acquisition Period shall, unless otherwise determined by the Committee, be the period from May 15, 2024 through May 31, 2024.
2.3    Change of Control means a “Change of Control” as defined in the Omnibus Incentive Plan.
2.4    Committee means the Talent Management and Compensation Committee of the Board of Directors of the Company.
2.5    Company means Cummins Inc., or any successor thereto.
2.6    Disability means a “Disability” as defined in the Omnibus Incentive Plan.
2.7    Effective Date means February 12, 2024, which is the effective date of the Program.
2.8    Exchange Act means the Securities Exchange Act of 1934, as amended.
2.9    Grant Date means the date on which Matching RSUs are granted pursuant to the Program.
2.10    Holding Period means the time period during which a Participant is required to retain Newly Acquired Shares in order to have the restrictions lapse on Matching RSUs. The Holding Period shall, unless otherwise determined by the Committee, be the period ending on the fourth (4th) anniversary of the last day of the Acquisition Period.
2.11    Matching RSU means a restricted stock unit awarded to a Participant under this Program pursuant to the Omnibus Incentive Plan.

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2.12    Minimum Commitment means the minimum number of Newly Acquired Shares that a Participant must commit to hold for the Holding Period as a condition to be granted an equivalent number of Matching RSUs under the Program. The Minimum Commitment for a Participant shall, unless otherwise determined by the Committee, be the quotient of (a) the product of the percentage established for the Participant as the minimum by the Committee multiplied by the Participant’s base salary as of February 1, 2024 (the “Minimum Dollar Cap”) divided by (b) the average closing price per share of the Company’s common stock over the twenty (20) trading days immediately preceding April 15, 2024, with the result rounded to the nearest whole share; provided that, if the average trading price per share during the first five (5) trading days of the Acquisition Period (the “Acquisition Period Price”) is higher than the average determined pursuant to clause (b), then the Minimum Commitment will be recalculated using the Acquisition Period Price rather than the average determined pursuant to clause (b) so that the total value of the Minimum Commitment does not exceed the Minimum Dollar Cap.
2.13    Maximum Commitment means the maximum number of Newly Acquired Shares that a Participant may elect to commit to hold for the Holding Period and be granted an equivalent number of Matching RSUs under the Program. The Maximum Commitment for a Participant shall, unless otherwise determined by the Committee, be the quotient of (a) the product of the percentage established for the Participant as the maximum by the Committee multiplied by the Participant’s base salary as of February 1, 2024 (the “Maximum Dollar Cap”) divided by (b) the average closing price per share of the Company’s common stock over the twenty (20) trading days immediately preceding April 15, 2024, with the result rounded to the nearest whole share; provided that, if the Acquisition Period Price is higher than the average determined pursuant to clause (b), then the Maximum Commitment will be recalculated using the Acquisition Period Price rather than the average determined pursuant to clause (b) so that the total value of the Maximum Commitment does not exceed the Maximum Dollar Cap.
2.14    Newly Acquired Shares means shares of the Company’s common stock acquired by the Participant during the Acquisition Period, including shares (a) acquired through open market purchases (including shares purchased with the after-tax proceeds of bonuses and performance cash) or the exercise of stock options; or (b) committed from the net after-tax proceeds of performance shares, restricted stock units or restricted stock pursuant to awards vesting between March 1, 2024 and the end of the Acquisition Period.
For the avoidance of doubt, Newly Acquired Shares will not include shares of the Company’s common stock beneficially owned by the Participant prior to the Acquisition Period, shares subject to unexercised stock options, shares earned and vested after the end of the Acquisition Period, shares in the Participant’s 401(k) plan account, unvested retention restricted stock units and unvested new hire awards or shares purchased with amounts paid under the Company’s annual incentive plan for 2024 (paid in 2025) or under the Company’s performance cash program for the 2022-24 performance cycle (paid in 2025).
2.15    Omnibus Incentive Plan means the Cummins Inc. 2012 Omnibus Incentive Plan, or any successor plan thereto, as amended from time to time.
2.16    Participant means an employee who has been selected for participation in the Program by management and approved by the Committee.

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2.17    Program means the Deposit Share Program as set forth in this document and as amended from time to time.
2.18    Retirement means a “Retirement” as defined in the Omnibus Incentive Plan.
3.    Matching RSU Grant
3.1    Eligibility for Matching RSU Grant – To be eligible to receive Matching RSU grants under the Program, a Participant must satisfy each of the following requirements:
(a)Establish a brokerage account with Morgan Stanley (or such other broker as the Company may designate for purposes of the Program) by the beginning of the Acquisition Period, which account shall be used to provide evidence of continuous ownership of the Newly Acquired Shares (to the extent applicable) throughout the Holding Period;

(b)Acquire Newly Acquired Shares in a number between the Minimum Commitment and the Maximum Commitment during the Acquisition Period;

(c)Provide documentation satisfactory to the Company of the Participant’s acquisition of the Newly Acquired Shares during the Acquisition Period; and

(d)Provide a written promise to the Company, in such form as is approved by the Company, to retain the Newly Acquired Shares throughout the Holding Period.
The Participant also must (x) not have entered into a Rule 10b5-1 trading plan that would create actual or potential opposite-way matching transactions under Section 16 of the Exchange Act with respect to the acquisitions of the Newly Acquired Shares and (y) agree not to engage in any opposite-way matching transactions or enter into a Rule 10b5-1 trading plan that could result in such transactions with respect to the acquisitions of Newly Acquired Shares.
If the Participant satisfies each of the requirements set forth above and continues to retain the Newly Acquired Shares and remain in the employment of the Company (and its affiliates) until the Grant Date, then the Company will, as soon as practicable following the end of the Acquisition Period, grant the Participant one Matching RSU for each such Newly Acquired Share as specified in the Participant’s Award Letter.
3.2    Form of Grant – The Matching RSU grants under the Program shall be made pursuant to the Omnibus Incentive Plan, and the Matching RSUs so granted shall be documented in a Matching RSU award agreement and shall be subject to all of the terms and conditions set forth in such award agreement and in such plan.
4.    Holding Period for the Newly Acquired Shares
The Participant must agree that the Newly Acquired Shares with respect to which Matching RSUs are granted under this Program will not be sold, transferred, diversified, pledged or hedged, prior to the vesting of such related Matching RSUs. Any such sale, transfer, diversification, pledge or hedge prior to the end of the Holding Period shall be

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deemed to disqualify the Newly Acquired Shares from being considered Newly Acquired Shares for purpose of this Program and, as a result, a number of Matching RSUs equal to the number of disqualified shares shall be immediately forfeited. The Holding Period requirement for a Newly Acquired Share shall end when the Matching RSU to which such Newly Acquire Share relates vests.
5.    Vesting of Matching RSUs
Except to the extent otherwise provided herein or determined by the Committee, all Matching RSUs will cliff vest on the fourth (4th) anniversary of the last day of the Acquisition Period and be settled in shares of the Company’s common stock or cash in accordance with the terms of the Matching RSU award agreement and the Omnibus Incentive Plan.
6.     Potential Dividend Equivalents
The Participant may receive any dividend equivalents payable with respect to the Matching RSUs from the Grant Date until the Matching RSUs vest to the extent so provided in the Matching RSU award agreement. If any Matching RSUs are forfeited hereunder, the dividend equivalents credited with respect to such Matching RSUs shall also be forfeited.
7.     Disability or Death
If a Participant’s employment or service with the Company terminates as a result of Disability or death prior to the date on which the Matching RSUs granted under this Program have vested in full, then the Participant will vest in a prorated portion of the Participant’s outstanding Matching RSUs (rounded up to the nearest whole share) representing the portion of the full vesting period prior to such termination, and such Matching RSUs will be settled as provided in the award agreement.
8.     Forfeiture of Matching RSUs
Except as Section 9.4 may otherwise provide in connection with a Change of Control, if the Participant’s employment or service with the Company terminates for any reason other than Disability or death prior to the date on which the Matching RSUs granted under this Program have vested in full, then all rights in and to any and all Matching RSUs granted pursuant to this Program that have not vested shall be forfeited upon such termination. In addition, any Matching RSUs granted pursuant to this Program shall be forfeited in the following circumstances:
8.1    Transfer of Newly Acquired Shares -- If the Newly Acquired Shares to which the Matching RSUs relate are sold or otherwise transferred by the Participant prior to the vesting of such Matching RSUs, then an equal number of Matching RSUs shall be forfeited; provided that if the number of Newly Acquired Shares held by the Participant falls below the Participant’s Minimum Commitment prior to the end of the Holding Period, then all of the Matching RSUs granted under the Program shall be immediately forfeited as of the date the Minimum Commitment is no longer met; and
8.2    Transfer of Other Shares – If, during the period commencing six (6) months prior to the commencement of the Acquisition Period and ending six (6) months after the end of the Acquisition Period, the Participant sells or otherwise transfers shares of the Company’s common stock that the Participant owned at the

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beginning of such period, then an equal number of Matching RSUs to the number of shares so transferred shall be forfeited. For this purpose, shares in the Participant’s 401(k) plan account will not be considered as shares “owned’ by the Participant.
9.    Miscellaneous
9.1    Administration of the Program–The Committee shall be the administrator of the Program; provided that the Committee may delegate ongoing administration of the Program to one of more officers of the Company or their respective delegates. In addition to the authority specifically provided herein, the Committee shall have full power to formulate additional details and regulations for carrying out this Program. The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Program, including the authority to reconcile inconsistencies in or supply omissions to the terms of the Program or any document issues in connection herewith, and to adjust the level of participation for any Participant. All determinations made by the Committee shall be final and conclusive.
9.2    Section 16 of the Exchange Act and Insider Trading Compliance - Any purchases or sales of the Company’s common stock that occur under the Program are, for the avoidance of doubt, subject to Section 16 of the Exchange Act, including the reporting and short-swing profits rules thereunder, and to the Company’s insider trading policy and other applicable policies as in effect from time to time.
9.3    Amendment and Termination of Program–The Committee may at any time amend the Program in whole or in part; provided, however, that no amendment shall be effective to adversely affect a Participant’s rights hereunder without such Participant’s written consent. Written notice of any amendments shall be given promptly to each Participant. No notice shall be required with respect to amendments that are non-material or administrative in nature.
9.4    Successors and Mergers, Consolidations, or Change of Control–Except as otherwise set forth herein, the terms and conditions of this Program shall inure to the benefit of and bind the Company, the Participants, and their successors, assignees, and personal representatives. If a Change of Control shall occur while a Participant remains employed by, or in the service of, the Company and its affiliates, then the Matching RSUs shall be subject to Section 18(c) of the Omnibus Incentive Plan. The rights and obligations of the Matching RSUs shall otherwise be those outlined in the Omnibus Incentive Plan and in the Matching RSU award agreement.
9.5    Employment or Future Eligibility to Participate Not Guaranteed–Nothing contained in this Program, nor any action taken hereunder, shall be construed as a contract of employment or as giving any Participant any right to be retained in the employ of the Company or any affiliate. Designation as a Participant is discretionary, is not a contractual right, and may be revoked at any time by the Committee with respect to any Matching RSUs not yet granted.
9.6    Gender, Singular and Plural–All pronouns and any variations thereof shall be deemed to refer to the masculine and feminine gender as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

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9.7    Captions–The captions to the sections and paragraphs of this Program are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
9.8    Applicable Law–This Program shall be governed and construed in accordance with the laws of the State of Indiana, without reference to conflict of law principles thereof.
9.9    Validity–In the event any provision of this Program is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Program.

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